EXHIBIT 21.1

SUBSIDIARIES OF AOL INC.

AOL Inc. (“AOL”) maintains over 100 subsidiaries. Set forth below are the names of certain controlled subsidiaries, at least 50% owned, directly or indirectly, of AOL as of December 31, 2013 that carry on a substantial portion of AOL’s lines of business. The names of various consolidated wholly-owned subsidiaries have been omitted. None of the foregoing omitted subsidiaries, including certain intermediate holding companies, considered either alone or in the aggregate, constitutes a significant subsidiary.

Name	State or Other Jurisdiction of Incorporation
AOL Inc. (Registrant)	Delaware
5 Minutes LLC	Delaware
5 Minutes Ltd.	Israel
Adap.tv, Inc.	Delaware
AOL Advertising Inc.	Maryland
ADTECH GmbH	Germany
Advertising.com Japan Kabushiki Kaisha	Japan
Advertising.com LLC	Delaware
AOL Canada Corp.	Canada
AOL Internet Services Holdings Inc.	Delaware
AOL Fulfillment Services LLC	Delaware
AOL Internet Services Inc.	Delaware
CompuServe Interactive Services, Inc.	Delaware
AOL Ventures I, LLC	Delaware
AOL Holdings (Lux) S.à r.l.	Luxembourg
European Holdings S.à r.l	Luxembourg
AOL (UK) Limited	United Kingdom
AOL Europe Holdings (2) & Cie S.e.n.c. (Trading as “Be On” and “Adap.tv”)	Luxembourg
AOL Europe Holdings (2) Media & Cie S.e.n.c. (Trading as “TheHuffingtonPost International”)	Luxembourg
Le Huffington Post SAS	France
AOL International Finance S.à r.l.	Luxembourg
goviral ApS	Denmark
MapQuest, Inc.	Delaware
Patch Media Corporation	Delaware
Pictela, Inc.	Delaware
Style Me Pretty, LLC	Delaware
TechCrunch, Inc.	Delaware
TheHuffingtonPost.com, Inc.	Delaware
TheHuffingtonPost Holdings LLC	Delaware
HuffingtonPost Italia S.r.l.	Italy
The Huffington Post Japan, Ltd.	Japan

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